 Exhibit 99.1

May 9, 2011

Re: ICON Income Fund Eight B L.P. (the “Partnership”)

Dear Investor:

As you are aware, the Partnership has been in its late stages of liquidation for some time.  The Partnership has liquidated the majority of its investments and has very few significant assets remaining.

In order to reduce the expenses incurred by the Partnership and maximize potential distributions to you, ICON Capital Corp., the General Partner of the Partnership, determined that it is in the best interest of the Partnership's limited partners to transfer all of its remaining assets and liabilities to the ICON Income Fund Eight B L.P. Liquidating Trust, a Delaware Statutory Trust (the “Liquidating Trust”). As of May 9, 2011, your limited partnership interests in the Partnership are now represented by an equal number of beneficial interests in the Liquidating Trust.  In the future, any distributions you may receive will be from the Liquidating Trust rather than the Partnership. The Liquidating Trust will be governed by a Liquidating Trust Agreement that appoints ICON Capital Corp. as managing trustee of the Liquidating Trust (the "Trustee”).

Accordingly, a certificate of cancellation terminating the Partnership’s legal existence was filed in the State of Delaware on May 9, 2011. In addition, the Partnership's reporting obligations with the Securities and Exchange Commission (Forms 10-K, 10-Q and 8-K) have ceased as of May 9, 2011.

The Trustee will file an annual report with the Securities and Exchange Commission under cover of a Form 10-K showing the assets and liabilities of the Liquidating Trust at the end of each calendar year and the receipts and disbursements of the Trustee with respect to the Liquidating Trust for the period. The annual report will also describe the changes in the assets of the Liquidating Trust and the actions taken by the Trustee during the period.  While the financial statements contained in such report will be prepared in accordance with generally accepted accounting principles, it is not contemplated that the financial statements will be audited by a registered public accounting firm.

Investors will receive their final Form K-1s from the Partnership for the year ended December 31, 2011 sometime in February 2012.  All future tax and other information will come from the Liquidating Trust.

Should you have any questions, please contact our Investor Relations Department at (800) 343-3736 x140.

ICON Capital                                           150 Grossman Drive                                           Braintree, MA 02184                                           (800)343-3736